Exhibit 99.2

Compensation Committee Charter
of
EMMIS ACQUISITION CORP.

As adopted by the Board of Directors, effective [*]

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Emmis Acquisition Corp. (the “Company”) is to (i) discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and (ii) review and recommend to the Board compensation plans, policies and programs, as well as approve individual executive officer compensation, intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders. The Committee shall also prepare the compensation committee report on executive compensation required to be included in the Company’s annual report or proxy statement relating to the election of directors.

Composition of the Committee

The Committee shall be comprised of three or more directors, each of whom meets the independence requirements of the Nasdaq Stock Market LLC (the “NASDAQ”) and the company’s corporate governance guidelines.

Any action duly taken by the Committee during a period in which one or more of the members subsequently is determined to have failed to meet the membership qualifications described herein shall nevertheless constitute duly authorized action of the Committee and shall be valid and effective for all purposes, except to the extent required by law or determined appropriate by the Committee to satisfy regulatory standards.

Committee members (i) shall be appointed by the Board (ii) shall serve for such terms as the Board may determine, or until their earlier resignation, death or removal and (iii) may be removed by the Board in its discretion.

Meetings

The Committee shall meet with such frequency and at such intervals as it determines necessary to carry out its duties and responsibilities. The Board shall designate one member of the Committee to serve as its Chairman. The Chairman will preside, when present, at all meetings of the Committee. The Committee will meet at such times as determined by its chairperson or as requested by any two of its members. Notice of all Committee meetings shall be given, and waiver thereof determined, in accordance with the notice and waiver of notice requirements applicable to the Board. The Committee may meet by telephone, video conference or similar means of remote communication.

Each member of the Committee shall have one vote. One-third of the Committee members, but not less than two, shall constitute a quorum. The Committee or sub-committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members at any meeting at which a quorum is present or by the unanimous written consent of all of the Committee members. The Committee may invite advisers and such members of management to its meetings as it deems appropriate. The Chief Executive Officer (the “CEO”) shall not be present during deliberations or voting on his or her compensation.

The Committee shall maintain copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee. A copy of the minutes of each meeting and all consents shall be placed in the Company’s minute book. The Chairman of the Committee shall report on any Committee or sub-committee meetings held at the next regularly scheduled Board meeting following such meeting.

Delegation

The Committee may form and delegate authority to subcommittees consisting of one or more Committee members when it deems appropriate.

Authority

The Committee shall have the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser (a “Committee Adviser”) as it deems appropriate to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall be directly responsible for appointing, compensating and overseeing the work of any Committee Adviser retained by the Committee and shall receive appropriate funding from the Company, as determined by the Committee, for payment of reasonable compensation to such Committee Adviser as well as for any costs or expenses related to the ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties. To the extent required by NASDAQ rules, the Committee shall assess the independence of any Committee Adviser taking into account the factors specified by applicable NASDAQ rules. The Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company and shall have full, unrestricted access to Company books, records and facilities.

Duties and Responsibilities

In furtherance of its purpose, the Committee shall:

1.	Review and approve annually corporate goals and objectives relevant to chief executive officer (“CEO”) compensation, evaluate at least annually the CEO’s performance in light of those goals and objectives established by the Committee, determine and approve the CEO’s compensation, including salary, bonus, fees, benefits, incentive awards and perquisites, based on this evaluation.

2.	Review and approve, or make recommendations to the Board for approval, with respect to the compensation of the Company’s executive officers other than the CEO, including salaries, bonuses, fees, benefits, incentive awards and perquisites.

3.	Review and approve corporate goals and objectives, after consultation with the Board and management, for the other executive officers, for the defined performance period.

4.	Review and determine whether established goals and objectives of any performance-based compensation for the other executive officers have been met for the completed performance period.

5.	Report to the Board on the performance of the other executive officers in light of the established corporate goals and objectives for the performance period.

6.	Assess the ongoing competitiveness of the total executive compensation packages of the CEO and other executive officers from time to time, at the Committee’s discretion.

7.	Review and evaluate the Company’s employee and management compensation and benefit plans and policies.

8.	Review and make recommendations to the Board regarding the adoption or material modification of the Company’s compensation plans, including with respect to incentive compensation plans and equity-based plans, policies and programs provided that any other modifications to existing compensation plans and any equity-based inducement plans shall be approved by the Committee.

9.	Review and approve budgets and guidelines for performance-based compensation.

10.	Approve grants and/or awards of restricted stock, stock options and other forms of equity-based compensation under the Company’s stock option, incentive compensation and equity-based plans.

11.	Review and approve, for the CEO and other executive officers of the Company, when and if appropriate, employment agreements, severance agreements, consulting agreements and change in control or termination agreements.

12.	Evaluate and recommend to the full Board appropriate compensation for the Company’s non-employee directors, including compensation and expense reimbursement policies for attendance at Board and committee meetings.

13.	Review existing cash-based plans applicable to executive officers and equity-based compensation plans.

14.	Review and recommend to the Board for approval all new cash-based compensation plans applicable to executive officers and equity-based compensation plans and all material modifications to such existing compensation plans, provided that any other modifications to existing compensation plans and any equity-based inducement plans shall be approved by the Committee.

15.	Review and discuss the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information and recommend to the Board that the CD&A and related executive compensation information be included in the Company’s proxy statement and annual report on Form 10-K as required by the rules and regulations of the Securities and Exchange Commission (“SEC”).

16.	Review and discuss with management the compensation discussion and analysis required to be included in the Company’s annual report or proxy statement. Based on such review and discussion, the Committee shall make a recommendation to the Board as to whether such compensation discussion and analysis shall be included in such annual report or proxy statement and shall prepare the compensation committee report required to be included in such annual report or proxy statement.

17.	Consider at least annually whether risks arising from the Company’s compensation plans, policies and programs for its employees are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation plans encourage excessive or inappropriate risk taking.

18.	Review the results of any advisory stockholder votes on executive compensation and consider whether to recommend adjustments to the Company’s executive compensation policies and practices in light of such votes.

19.	Review and recommend to the Board for approval proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement, from time to time as required by the SEC. Review the results of the most recent Say on Pay Vote and consider whether to recommend adjustments to the executive compensation policies as a result.

20.	Develop and implement policies with respect to the recovery or “clawback” of any excess incentive-based compensation paid to any of the Company’s officers (within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended) based on erroneous data.

21.	Determine stock ownership guidelines for the Company’s CEO and other executive officers and monitor compliance with such guidelines.

22.	Review periodically CEO succession and report its findings and recommendations to the Board, and work with the Board in evaluating potential successors to executive officer positions.

23.	Review non-employee director compensation for service on the Board and Board committees, including Non-Executive Chairman Compensation and committee chairmen compensation, and recommend any changes to the Board.

24.	Report regularly to the Board on the activities of the Committee.

25.	Conduct an annual performance evaluation of the Committee and its members, including a review of adherence to this Charter.

26.	Review the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.

27.	Conduct or authorize investigations into any matter within the scope of the duties and responsibilities delegated to the Committee as it deems appropriate.

28.	Perform such other duties and responsibilities, consistent with this Charter, the Company’s bylaws, governing law, the rules and regulations of the NASDAQ, the federal securities laws and such other requirements applicable to the Company, delegated to the Committee by the Board or required under the provisions of any compensation or benefit plan maintained by the Company.

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